Certificate of Secretary
THE KOREA FUND, INC.
(the “Fund”)
Regarding Fidelity Bond
     The undersigned, being the duly elected, qualified and acting Secretary of the above referenced Fund, a Maryland Corporation, hereby certifies that attached hereto is a true and complete copy of resolutions that were ratified in substantially the form attached hereto by the Board of Directors of the Fund at a meeting held on April 28, 2009, at which a quorum was present and voted in favor thereof, and that said resolutions have not been revoked or amended and are now in full force and effect.
     IN WITNESS WHEREOF, the undersigned has executed this certificate as Secretary of the above mentioned Fund on this 27th day of October, 2010.

Thomas J. Fuccillo
Secretary

THE KOREA FUND, INC.
(the “Fund”)
Minutes of the Meeting of the Board of Directors held on April 28, 2009
Approval of Fidelity Bond Coverage
RESOLVED, that after considering all relevant factors, including but not limited to the Fund’s aggregate assets to which persons covered by the bond have access, the type and terms of arrangements made for custody and safekeeping of assets, and the nature of the securities held by the Fund, the form and amount of the Registered Management Investment Company Bond issued by Great American Insurance Company, covering larceny and embezzlement and certain other acts, with a limit of liability for the period from April 30, 2009 to April 30, 2010 of $750,000 , for an aggregate premium of $2,729, be, and it hereby is, approved.
FURTHER RESOLVED, that pursuant to Rule 17g-1 under the Investment Company Act of 1940, as amended, Brian S. Shlissel, Treasurer, Principal Financial and Accounting Officer; Lawrence G. Altadonna, Assistant Treasurer; Thomas J. Fuccillo, Secretary and Chief Legal Officer and Lagan Srivastava, Assistant Secretary, are each hereby designated as an agent for the Fund to cause the filings and the notices required by subparagraph (g) of said Rule to be made and given.
FURTHER RESOLVED, that the officers of the Fund, or any of them, are authorized to make any and all payments and to do any and all other acts in the name of the Fund and on its behalf as they, or any of them, may determine to be necessary or appropriate in connection with or in furtherance of the foregoing resolutions, the necessity or propriety thereof being conclusively proven by the making or doing thereof.
FURTHER RESOLVED, that the extension of the Fund’s Fidelity Bond until April 30, 2009, for an additional premium amount of $529, after considering all relevant factors, be, and it hereby is, ratified, approved and confirmed in all respects.
FURTHER RESOLVED, that all actions taken by the Insurance Committee in connection with the renewal of the insurance arrangements described above be, and they hereby are, ratified, approved and confirmed in all respects.